Exhibit 3.207

FILED WITH THE DEPARTMENT OF STATE ON NOVEMBER 15, 1996

ENTITY NUMBER 2724269

ARTICLES OF INCORPORATION

Indicate type of domestic corporation (check one):

☒ Business-stock (15 Pa. C.S. section 1306)

1. The name of me corporation is; BURLINGTON COAT FACTORY WAREHOUSE OF CHELTENHAM, INC.

This corporation is incorporated under the provisions of the Business Corporation Law at 1988.

2. The (a) address or this corporation’s initial registered office in this Commonwealth or (b) commercial registered office provider and the county of venue is:

(a) Number and Street	City	State	Zip	County

(b)	United Corporate Services, Inc., Dauphin
Name	of Commercial Registered Office Provider, County

For a corporation represented by a commercial registered office provider, the county in (b) shall be deemed the county in which the corporation is located for venue and official publication purposes.

3. The aggregate number of shares authorized is: 1,000 @ $1.00 (other provisions, if any, attach 8  1/2 x 11 sheet)

4. The name and address, including street and number, if any, of each incorporator is:

Name	Address	Signature	Date

Ray A. Barr	10 Bank Street-Suite 560 White Plains, New York 10606		11/12/96

5. The specified effective date, if any, is:

month	day	year	hour, if any

6. Any additional provisions of the articles, if any, attach an 8 1/2 x 11 sheet.

7. Statutory close corporation only: Neither the corporation nor any shareholder shall make an offering of any of its shares of any class that would constitute a “Public Offering” within the meaning of the Securities Act of 1933 (15 U.S.C. § 77A et seq.).

8 Business cooperative corporations only: (Complete and strike out inapplicable term) The common bond of membership among its members/shareholders is:

/s/ Ray A. Barr